Exhibit 16.1


                               OPERATING AGREEMENT

         THIS OPERATING AGREEMENT (this "Agreement") is made as of July 19, 2006 (the "Effective Date"), by and between NeoMedia Technologies, Inc., a Delaware corporation ("NeoMedia" or "Party"), and Beijing Sino-US Jinche Yingang, ("Jinche" or "Party") a corporation domiciled in the Peoples Republic of China ("PRC").

                                    RECITALS:

         WHEREAS, NeoMedia is in the business of developing proprietary technologies that link physical information and objects to the Internet and has particular expertise in mobile marketing in general, and mobile couponing and mobile customer relationship marketing in particular;

         WHEREAS, Jinche conducts its business primarily in Asia and principally in the PRC and has expertise enabling NeoMedia to conduct business in the Asian telecommunications marketplace; and

         WHEREAS, Jinche is the exclusive agent for Qode(R) in Asia in the areas of mobile content, applications and services for mobile networks.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, NeoMedia and Jinche agree as follows:

                                   AGREEMENT:



                                    ARTICLE 1
                     ESTABLISHMENT OF AN OPERATING AGREEMENT

         1.1 Formation. In accordance with the laws and regulations of the United States and any applicable state laws, as well as the laws of the PRC, both parties agree to work towards the promotion and establishment of Qode(R) within Asia (the "Field of Business").

         1.2      Purpose.

                  (1) The purpose of the Agreement is to pool the activities of both parties in the Field of Business in order to realize available synergies, increase the operating profit and market valuation of each party, better meet the requirements of the customers of the parties, develop new products and market opportunities and facilitate interoperability.

                  (2) Both parties agree to work together only in Asia. For the purpose of this agreement, Asia is defined as the PRC, Taiwan, Macau, and Hong Kong. Except as otherwise expressly provided in this Agreement, Jinche shall not engage in any other related telecommunications activity or business, other than defined herein, and shall have no authority to hold itself out as a general agent of NeoMedia, other than in Asia and as defined herein.

         1.3 Place of Business. The principal executive offices for Jinche shall be the 27th Floor, Tower A, Cyber Tower, No.2 South Ave Zhong Guan Cun, Beijing. The principal place of business for NeoMedia shall be 2201 Second Street, Suite 600 Fort Myers, Florida 33901.

         1.4 Term. The term of the Joint Venture shall commence on the Effective Date and shall continue for a one year period. Therein, the Operating Agreement will automatically renew yearly as long as the minimum financial portions of this agreement are met. Both parties agree to draft and sign an agreement setting forth the minimum revenue required by NeoMedia and Jinche, as a result of this Operating Agreement, prior to July 15, 2007.

         1.5 Statutory Compliance. The Company shall be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Florida. NeoMedia shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. This will include press releases which, at the sole discretion of NeoMedia, it has the right to release to its shareholders detailing the terms and conditions of any company in Asia in which it is involved as a result of its Operating Agreement with Jinche.

         1.6 Title to Property. Other than Intellectual Property, to which NeoMedia has the sole right, both NeoMedia and Jinche shall maintain the right to its own property.

         1.7 Payments of Individual Obligations. Each party shall be responsible for its own debts or other financial obligations Neither party has the right to encumber the other party without that party's prior written consent.

         1.8 Role of the Parties. NeoMedia's primary role will be as the main interface to mobile operators. NeoMedia will be primarily responsible for providing mobile content and applications for demonstrating environments as well as developing demonstration products for mobile systems, service network environment enablers, and mobile application solutions and services. NeoMedia will also be responsible for the day to day maintenance of the portal content including, but not limited to, the uploading of new content, the updating of portal pages with new content, and producing required text and graphics. Jinche's primary role will be to provide an interface with various Asian governments as well as to identify and help negotiate with potential users of Qode(R) within Asia. Both NeoMedia and Jinche can have expanded roles as agreed to by both parties.

                                    ARTICLE 2
                        PROFITS, LOSSES AND DISTRIBUTIONS

         2.1 Distributions. Both parties agree that revenue obtained as a result of the mutual cooperation of both Jinche and NeoMedia shall be disbursed as follows.

             (1) NeoMedia will be the contractual partner and the recipient of all funds that result from relationships facilitated by Jinche. Upon receipt of such funds NeoMedia will, within 60 days of receipt, disburse to Jinche, with payment in kind, 35% of such funds.

             (2) Both NeoMedia and Jinche will be responsible for its own losses.

                                    ARTICLE 3
                              INTELLECTUAL PROPERTY

         3.1 Intellectual Property. Any algorithms, apparatus, charts, customer lists, databases, data collections, diagrams, formulae, graphs, inventions (whether or not patentable), know-how, methods, manufacturing and production or business processes, proprietary information, protocols, schematics, specifications, techniques, user interfaces, trade secrets, discoveries, concepts, ideas, research and development, compositions, designs, drawings, specifications, software, software code (in any form, including source, executable, or object code), URLs, web sites, web site end user information, and business and marketing plans and proposals, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries), and any Intellectual Property Rights (other than Prior Works): (i) conceived, developed, created or reduced to practice by an employee (leased, loaned or otherwise) of NeoMedia or an employee of a Jinche performing work for NeoMedia or an outside person who is employed by Jinche, or is leased or loaned to Jinche, or performs work for Jinche or NeoMedia in relation to this Operating Agreement; (ii) resulting from such employment, lease, loan or work, or (iii) otherwise provided to NeoMedia by a Jinche Employee shall be the sole and exclusive property of NeoMedia. Such ownership shall inure to the benefit of NeoMedia from the date of the conception, development, creation, reduction to practice, fixation or delivery. All copyright aspects of any Intellectual Property are considered a "work-made-for-hire" within the meaning of the Copyright Act and owned by NeoMedia. If and to the extent any Intellectual Property is not a "work-made-for-hire" within the meaning of the Copyright Act, the applicable Employee and if leased or loaned, such lessor or hereby expressly assigns to NeoMedia all right, title and interest in and to such Intellectual Property without further consideration. Each Lessor shall assist NeoMedia in obtaining and enforcing all rights and other legal protections for the Intellectual Property and to execute any and all documents that NeoMedia may reasonably request in connection therewith, including, any assignment document(s). In the event that a Lessor owns Prior Works that it wants to provide to NeoMedia through an Employee on a basis other than the above, NeoMedia and such Lessor shall, in good faith, negotiate the terms and conditions upon which Prior Works will be provided to NeoMedia (which shall be on terms and conditions, including pricing, that are equal to or better than the terms offered to any other third party) and any such terms shall be agreed to in writing prior to delivery of such Prior Work; provided, however, that NeoMedia is not under any obligation to reach agreement on the terms of such arrangement.

         3.2 Ownership of Intellectual Property Developed by Nonparty. In negotiating agreements with third party consultants and developers, NeoMedia shall use reasonable efforts to secure maximum Intellectual Property Rights for itself in the inventions and other work product resulting from such agreements.

         3.3 Patent and Copyright Applications. The Company shall be responsible for taking those actions as it may reasonably deem appropriate to protect and obtain the benefits of any Intellectual Property in which it has a proprietary interest pursuant to this Operating Agreement or any other transaction document, including, but not being limited to, obtaining appropriate U.S.

or foreign patent and copyright coverage for inventions and creations to which it has title. Each of the Parties shall take all actions in support of NeoMedia obtaining protection for Intellectual Property Rights as may be reasonably requested by NeoMedia, including, but not being limited to, executing and causing its employees to execute and assist in the preparation, filing and prosecution of patent applications, assignments and other documents required for those purposes. NeoMedia shall reimburse the Party for reasonable costs incurred by the Party in providing such support. NeoMedia shall inform each of the Parties of any Intellectual Property developed and shall give each Party the opportunity to review any patent and copyright applications prior to filing them.

                                    ARTICLE 4
                                 INDEMNIFICATION

         4.1 Indemnification. Each Party shall indemnify, defend and hold harmless the other Party from all losses, costs, expenses, taxes, interest, penalties, damages, claims and liabilities (including, without limitation, reasonable attorneys' fees and expenses) to which the other Party shall be subject, or for which they shall be liable, except as arising from (i) any gross negligence, fraud, willful or wanton misconduct by the other Party, (ii) breach by such Party of its obligations under this Agreement; (iii) breach by such Party of its representations or warranties under this Agreement or (iv) any and all claims of infringement of any Intellectual Property Rights relating to or arising from the use, receipt or other exploitation of Prior Works, Intellectual Property or other materials, software or items provided by such Party or any employee of such Party (loaned, leased or otherwise provided to Company).

         4.2 Indemnity Procedure. Each Party shall give prompt written notice to the other Party of any liability which might give rise to a claim for indemnification pursuant hereto; provided, however, that any failure to give such notice will not waive any rights, except to the extent the rights are prejudiced. Each Party shall provide such cooperation and such access to its books, records and properties as shall be reasonably requested; and the Party hereto agree to cooperate with each other.

         4.3 Survival. Each and every one of the representations, warranties, agreements and indemnities of the parties hereto contained in this Agreement shall survive the termination of this Agreement or the withdrawal of a Party for a period of three (3) years.



                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

         5.1 Representations and Warranties. Each Party hereby represents and warrants that:

              (1) Due Formation; Authorization of Agreement. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has the corporate power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Each party has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid, and binding obligation of each party, except to the extent enforceability is limited by general principles of equity.

              (2) Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by such party of its respective responsibilities under this Agreement or the consummation by such party of any transaction contemplated hereby has been completed, made or obtained on or before the date of this Agreement.

              (3) Litigation. There are no actions, suits, proceedings, or investigations pending, or to the knowledge of such party threatened, against or affecting such party in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined, reasonably be expected to materially impair such Party's ability to perform its obligations under this Agreement or to have a material adverse effect on the financial condition of such Party, except as disclosed by NeoMedia in its public filings with the United States Securities and Exchange Commission.

              (4) Compliance with Laws. The business of both NeoMedia and Jinche has at all times been conducted in compliance with all applicable Laws, the violation of which would have a material adverse effect on its business or the business of the Company. Neither NeoMedia nor Jinche have received any notice, advice, claim or complaint that its business is not being conducted in all material respects in accordance with all applicable Laws. Both NeoMedia and Jinche, their officers, directors, partners, agents and employees have complied in all material respects with all requirements of Law relating to the business conducted by both parties now or in the past relating to the properties and assets owned or used in the business by both parties now or in the past.

                                    ARTICLE 6
                            TAXES, FINANCE AND AUDIT

         6.1 Taxes.

             (1) Both parties shall pay taxes in accordance with the provisions of the laws of the United States, the PRC and other countries as applicable. Any liability arising on account of non-compliance of tax withholding by any party shall be the sole responsible of that party.

         6.2 Records. Each party shall maintain and keep at its legal address all books of account and records as required by law or necessary, useful or appropriate for carrying on the business affairs of this Operating Agreement. Each party shall have the right to inspect the party's books of account and records at any point in time upon advance written request to the President of the Company.

                                    ARTICLE 7
                                    TRANSFERS

         7.1 Transfers. This agreement, in whole or in part, is non-transferable nor assignable without the advance written permission of the other party.

                                    ARTICLE 8
                                EVENT OF DEFAULT

         8.1 Breach. If any party fails to perform its duties specified in this Agreement or materially breaches the provisions of the Agreement, directly or indirectly, shall be deemed an "Event Default" by the party who breaches the Agreement. The non-breaching party is entitled to reclaim from the breaching party monies due prior to the default, and shall have the right to terminate the Agreement. A written notice of such breach will be presented to the breaching party within 30 days of discovery of such breach. The breaching party will then have 30 days to "cure" the breach. Failure to "cure" the breach within this time period will result in the automatic termination of the Operating Agreement.

         8.2 Force Majeure. Should any Party be prevented from performing the Agreement by force majeure, such as earthquake, typhoon, flood, fire, war or other unforeseen events, and their occurrence and consequences are unpreventable and unavoidable, the prevented party shall notify the other party by facsimile without any delay, and within fifteen (15) days thereafter provide detailed information of the events and explaining the reason of its inability to perform. Both parties shall, through consultations, decide whether to terminate the Operating Agreement or to exempt part of the obligations for implementation of the Agreement or wither to delay the performance of this Agreement according to the effects of the events on the performance of this Agreement.



                                    ARTICLE 9
                                   TERMINATION

         9.1 Termination. This Agreement may be terminated before its expiration upon the occurrence of any of the following events:

             (1) upon the request of a party if another party has caused a material Event of Default as set forth above, and such Event of Default shall continue for a period of thirty (30) days from the receipt of a written notice of the event of default from the first party; provided, however that if the breaching party has initiated actions within such thirty (30) days which would reasonably be expected to result in the cure of the Event of Default, such breaching party shall be granted an additional thirty (30) days to fully cure such Default before a non-breaching party may terminate this Operating Agreement with respect to such breaching party;

             (2) upon the request of a party, and upon agreement by the other party, to wind-up or to liquidate the Operating Agreement;

             (3) upon the request of a party, if a receiver or receiver-manager is appointed in respect to the whole or a substantial part of the affairs or assets of another party or if another party is adjudged bankrupt or insolvent, or files a proposal in bankruptcy, then this Operating Agreement shall terminate with respect to such party;

             (4) upon the request of any party, if the party suffers material losses during any Fiscal Year due to an event of force majeure as defined above;

             (5) upon the request of any party, if that party becomes bankrupt or insolvent; or

             (6) if the parties unanimously agree that the termination of this Agreement is in the best interests of both parties.

                                   ARTICLE 10
                                 CONFIDENTIALITY

         10.1 Confidential Information.

              (1) During the term of this Agreement and for a period of two
(2) years thereafter, each party shall hold in confidence, not disclose and not use for the benefit of any party, except the disclosing Party, any and all confidential information obtained in connection with the Field of Business contemplated herein (the "Confidential Information"), without the prior written consent of the other Party, however both parties shall not be prevented from disclosing information which:

                           (a) at, prior or subsequent to the term of such disclosure is independently known to the receiving party without obligation of secrecy or non-use to a third Party;

                           (b) at, prior or subsequent to the time of disclosure, becomes part of the public knowledge through no breach hereof by the receiving Party;

                           (c) subsequent to the time of such disclosure is the subject of another agreement between the Parties hereto which explicitly permits use or disclosure; or

                           (d) is required by law or judicial process to be disclosed.

Specific information received by any party hereunder shall not be deemed to fall within any of the foregoing exceptions merely because it is embraced by general information within any such exceptions. In addition, any combination of features received as Confidential Information by any Party, hereunder shall not be deemed to fall within any of the foregoing exceptions merely because individual features are separately within any such exception, but only if the combination itself, and its principles of operation, are within such exception.

              (2) In the event that any Party shall be legally compelled or required by a court of competent jurisdiction to disclose all or any part of the Confidential Information of the other (or its Affiliates), it shall provide prompt notice to the other so that such other Party(s) (or Affiliates) may determine whether or not to seek a protective order or any other appropriate remedy. If a protective order or other appropriate remedy is not obtained before such disclosure is required, the Party required to make disclosure will disclose only those portions of the Confidential Information in question which it is advised by written opinion of counsel) which opinion shall be addressed to such Party and to the other Party(s)), it is legally required to disclose and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

              (3) Without limiting the generality of the foregoing, each Party shall limit disclosure of the Confidential Information to its employees who need to receive the confidential information in order to further the activities contemplated in this Agreement. Each Party shall take sufficient precautions to safeguard the Confidential Information, including obtaining appropriate commitments and enforceable confidentiality agreements. Each Party understands and agrees that the wrongful disclosure of Confidential Information will result in serious and irreparable damage to the other Party(s), that the remedy at law for any breach of this covenant may be inadequate, and that the party seeking redress hereunder shall be entitled to injunctive relief, without prejudice to any other rights and remedies to which such party may be entitled.

              (4) It is acknowledged that confidential information may be disclosed not only in writing or other tangible form, but also through discussions between each Party's respective representatives, demonstrations, observations and other intangible methods.

              (5) The above notwithstanding, each Party shall have the right, with the exercise of discretion, and insofar as practical under written confidentiality agreements having provisions no less stringent than those contained herein, to make disclosures of such portions of confidential information to third party consultants, attorneys, contractors, advisors and Affiliates where in the recipient's reasonable judgment such disclosure is essential to the Field of Business of the Company pursuant to this Agreement.

              (6) Except as otherwise set forth in this Agreement, upon termination of this Agreement and at the written request of the disclosing Party, the receiving Party(s) shall return all the confidential information of the disclosing Party (including all copies thereof) or destroy such confidential information at the option of the disclosing Party.

                                   ARTICLE 11
                               DISPUTE RESOLUTION

         11.1 Dispute Resolution. Any dispute related to this Agreement or related documents will be governed by the laws in the State of Florida.

                                   ARTICLE 12
                                  MISCELLANEOUS

         12.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and sent by overnight courier, charges prepaid, or by facsimile, if such facsimile is electronically confirmed as received, addressed as set forth below:

          (i)      If to NeoMedia:   NeoMedia Technologies, Inc.
                                     2201 Second Street, Suite #600
                                     Fort Myers, Florida  33901
                                     Attn:    Charles T. Jensen
                                     Facsimile: (239) 337-3668

                   With a copy to:   Kirkpatrick & Lockhart Nicholson Graham LLP
                                     201 South Biscayne Blvd.
                                     Suite 2000, Miami Center
                                     Miami, Florida 33131
                                     Attn:    Clayton E. Parker, Esq.
                                     Facsimile: (305) 358-7095

          (ii)     If to Jinche:     Beijing Sino-US Jinche Yingang
                                     27th Floor, Tower A, Cyber Tower,
                                     No.2 South Ave Zhong Guan Cun, Beijing

                                     Attn: Pang Guisan
                                     Facsimile: 011-86-10-516-27706




         12.2 Binding Effect. Except as otherwise provided in this Agreement, every term and provision of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legatees, legal representatives, successors, permitted transferees, and assigns. A Party shall not assign or transfer any of its rights or obligations hereunder except with the advance written permission of the other Party.

         12.3 Construction. Every term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party. The terms of this Agreement are intended to embody the economic relationship among the Parties and shall not be subject to modification by, or be conformed with, any actions by any tax authority or other governmental authority except as this Agreement may explicitly relate to such matters.

         12.4 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

         12.5 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

         12.6 Incorporation by Reference. Every recital, exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated into this Agreement.

         12.7 Further Action. Each Party agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

         12.8 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

         12.9 Governing Law. The laws of the State of Florida shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties.

         12.10 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

         12.11 Statutory Clearances. This Agreement is subject to the applicable statutory clearances in the concerned countries.


                           [Signature Page to Follow]

         IN WITNESS WHEREOF, the parties have entered into this Joint Venture Agreement as of the day first set forth above.

NEOMEDIA TECHNOLOGIES, INC.


By: /s/ Charles Jensen
    ------------------
Name:   Charles Jensen
Title:  Chief Executive Officer



Shang Fang Wei Ye Technology Development Limited Company


By: /s/ Pang Guisan
    ---------------
Name:   Pang Guisan
Title:  Chairman